Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-265130

The Kroger Co.

$1,000,000,000 4.700% Senior Notes Due 2026

$1,000,000,000 4.600% Senior Notes Due 2027

$1,400,000,000 4.650% Senior Notes Due 2029

$1,300,000,000 4.900% Senior Notes Due 2031

$2,200,000,000 5.000% Senior Notes Due 2034

$2,100,000,000 5.500% Senior Notes Due 2054

$1,500,000,000 5.650% Senior Notes Due 2064

Pricing Term Sheet

Dated August 20, 2024

The information in this pricing term sheet relates to the offering (the “Offering”) of the Notes described above (the “Notes”) of The Kroger Co. (the “Issuer”), and should be read together with the preliminary prospectus supplement dated August 19, 2024 relating to the Offering and the accompanying prospectus dated May 20, 2022 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-265130) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	The Kroger Co.
Expected Ratings (Moody’s / S&P)*:	Baa1 (Negative) / BBB (Negative)
Security Type:	Senior Unsecured Notes
Trade Date:	August 20, 2024
Settlement Date:	August 27, 2024 (T+5)**
Denominations:	$2,000 x $1,000

4.700% Senior Notes Due 2026
Principal Amount:	$1,000,000,000
Maturity Date:	August 15, 2026
Coupon:	4.700%
Benchmark Treasury:	UST 4.375% due July 31, 2026
Benchmark Treasury Price / Yield:	100-22/ 4.003%
Spread to Benchmark Treasury:	T + 70 basis points
Yield to Maturity:	4.703%
Price to Public:	99.996% of the principal amount
Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 15 basis points (prior to August 15, 2026)

Special Mandatory Redemption:	At 101%, if the (i) the Merger has not been completed on or prior to the later of (a) December 31, 2024 or (b) any later date to which ACI and the Issuer may agree to extend the “Outside Date” in the Merger Agreement (the “SMR Outside Date”), (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) the Issuer otherwise notifies the trustee that it will not pursue the consummation of the Merger prior to the SMR Outside Date.
CUSIP/ISIN:	501044 DR9 / US501044DR92

4.600% Senior Notes Due 2027
Principal Amount:	$1,000,000,000
Maturity Date:	August 15, 2027
Coupon:	4.600%
Benchmark Treasury:	UST 3.750% due August 15, 2027
Benchmark Treasury Price / Yield:	99-26 ¾ / 3.808%
Spread to Benchmark Treasury:	T + 80 basis points
Yield to Maturity:	4.608%
Price to Public:	99.980% of the principal amount
Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 15 basis points (prior to July 15, 2027)
Par Call:	On or after July 15, 2027 (one month prior to maturity)
Special Mandatory Redemption:	At 101%, if the (i) the Merger has not been completed on or prior to the SMR Outside Date, (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) the Issuer otherwise notifies the trustee that it will not pursue the consummation of the Merger prior to the SMR Outside Date.
CUSIP/ISIN:	501044 DS7 / US501044DS75

4.650% Senior Notes Due 2029
Principal Amount:	$1,400,000,000
Maturity Date:	September 15, 2029
Coupon:	4.650%
Benchmark Treasury:	UST 4.000% due July 31, 2029
Benchmark Treasury Price / Yield:	101-10+ / 3.703%
Spread to Benchmark Treasury:	T + 97 basis points
Yield to Maturity:	4.673%
Price to Public:	99.895% of the principal amount
Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 15 basis points (prior to August 15, 2029)
Par Call:	On or after August 15, 2029 (one month prior to maturity)
Special Mandatory Redemption:	At 101%, if the (i) the Merger has not been completed on or prior to the SMR Outside Date, (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) the Issuer otherwise notifies the trustee that it will not pursue the consummation of the Merger prior to the SMR Outside Date.

CUSIP/ISIN:	501044 DT5 / US501044DT58

4.900% Senior Notes Due 2031
Principal Amount:	$1,300,000,000
Maturity Date:	September 15, 2031
Coupon:	4.900%
Benchmark Treasury:	UST 4.125% due July 31, 2031
Benchmark Treasury Price / Yield:	102-11+ / 3.736%
Spread to Benchmark Treasury:	T + 117 basis points
Yield to Maturity:	4.906%
Price to Public:	99.961% of the principal amount
Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 20 basis points (prior July 15, 2031)
Par Call:	On or after July 15, 2031 (two months prior to maturity)
Special Mandatory Redemption:	At 101%, if the (i) the Merger has not been completed on or prior to the SMR Outside Date, (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) the Issuer otherwise notifies the trustee that it will not pursue the consummation of the Merger prior to the SMR Outside Date.
CUSIP/ISIN:	501044 DU2 / US501044DU22

5.000% Senior Notes Due 2034
Principal Amount:	$2,200,000,000
Maturity Date:	September 15, 2034
Coupon:	5.000%
Benchmark Treasury:	UST 3.875% due August 15, 2034
Benchmark Treasury Price / Yield:	100-16+ / 3.812%
Spread to Benchmark Treasury:	T + 122 basis points
Yield to Maturity:	5.032%
Price to Public:	99.747% of the principal amount
Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 20 basis points (prior to June 15, 2034)
Par Call:	On or after June 15, 2034 (three months prior to maturity)
CUSIP/ISIN:	501044 DV0 / US501044DV05

5.500% Senior Notes Due 2054
Principal Amount:	$2,100,000,000
Maturity Date:	September 15, 2054
Coupon:	5.500%
Benchmark Treasury:	UST 4.625% due May 15, 2054
Benchmark Treasury Price / Yield:	109-23+ / 4.058%
Spread to Benchmark Treasury:	T + 147 basis points
Yield to Maturity:	5.528%
Price to Public:	99.588% of the principal amount
Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2025

Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 25 basis points (prior to March 15, 2054)
Par Call:	On or after March 15, 2054 (six months prior to maturity)
CUSIP/ISIN:	501044 DW8 / US501044DW87

5.650% Senior Notes Due 2064
Principal Amount:	$1,500,000,000
Maturity Date:	September 15, 2064
Coupon:	5.650%
Benchmark Treasury:	UST 4.625% due May 15, 2054
Benchmark Treasury Price / Yield:	109-23+ / 4.058%
Spread to Benchmark Treasury:	T + 162 basis points
Yield to Maturity:	5.678%
Price to Public:	99.555% of the principal amount
Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2025
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 25 basis points (prior to March 15, 2064)
Par Call:	On or after March 15, 2064 (six months prior to maturity)
CUSIP/ISIN:	501044 DX6 / US501044DX60
Joint Book-Running Managers:	Citigroup Global Markets Inc. Wells Fargo Securities, LLC Mizuho Securities USA LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

Huntington Securities, Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Fifth Third Securities, Inc.

Academy Securities, Inc.

Scotia Capital (USA) Inc.

BNY Mellon Capital Markets, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the settlement date should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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